UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 9)1

Immersion Corporation
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

452521107
(CUSIP Number)

STEVEN WOLOSKY, ESQ.
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 21, 2010
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,342,715
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,342,715
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,342,715
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON RCG PB, LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,067,523
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,067,523
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,067,523
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.8%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON RAMIUS NAVIGATION MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 403,845
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 403,845
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 403,845
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON RAMIUS ENTERPRISE MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 403,845
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 403,845
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 403,845
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON RAMIUS ADVISORS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,471,368
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,471,368
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,471,368
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,342,715
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,342,715
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,342,715
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON RAMIUS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,814,083
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,814,083
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,814,083
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.99%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON COWEN GROUP, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,814,083
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,814,083
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,814,083
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.99%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON RCG HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,814,083
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,814,083
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,814,083
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.99%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON C4S & CO., L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,814,083
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,814,083
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,814,083
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.99%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON PETER A. COHEN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 2,814,083
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 2,814,083
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,814,083
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.99%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON MORGAN B. STARK
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 2,814,083
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 2,814,083
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,814,083
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.99%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON JEFFREY M. SOLOMON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 2,814,083
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 2,814,083
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,814,083
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.99%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 452521107

1	NAME OF REPORTING PERSON THOMAS W. STRAUSS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 2,814,083
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 2,814,083
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,814,083
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.99%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 452521107

The following constitutes Amendment No. 9 (“Amendment No. 9”) to the Schedule 13D filed by the undersigned.  This Amendment No. 9 amends the Schedule 13D as specifically set forth.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by Value and Opportunity Master Fund, Navigation Master Fund, and RCG PB were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.  The aggregate purchase cost of the 2,814,083 Shares beneficially owned in the aggregate by Value and Opportunity Master Fund, Navigation Master Fund and RCG PB is approximately $11,344,000, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 28,175,759 Shares outstanding, as of October 29, 2010, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2010.

A.	Value and Opportunity Master Fund

(a)	As of close of the close of business on December 22, 2010, Value and Opportunity Master Fund beneficially owned 1,342,715 Shares.

Percentage: Approximately 4.8%.

(b)	1. Sole power to vote or direct vote: 1,342,715
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,342,715
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Value and Opportunity Master Fund since the filing of Amendment No. 8 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

B.	Navigation Master Fund

(a)	As of the close of business on December 22, 2010, Navigation Master Fund beneficially owned 403,845 Shares.

Percentage: Approximately 1.4%.

(b)	1. Sole power to vote or direct vote: 403,845
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 403,845
4. Shared power to dispose or direct the disposition: 0

CUSIP NO. 452521107

(c)	The transactions in the Shares by Navigation Master Fund since the filing of Amendment No. 8 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

C.	RCG PB

(a)	As of the close of business on December 22, 2010, RCG PB beneficially owned 1,067,523 Shares.

Percentage: Approximately 3.8%.

(b)	1. Sole power to vote or direct vote: 1,067,523
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,067,523
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by RCG PB since the filing of Amendment No. 8 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

D.	Enterprise Master Fund

(a)	Enterprise Master Fund, as the sole shareholder of Navigation Master Fund, may be deemed the beneficial owner of the 403,845 Shares owned by Navigation Master Fund.

Percentage: Approximately 1.4%.

(b)	1. Sole power to vote or direct vote: 403,845
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 403,845
4. Shared power to dispose or direct the disposition: 0

(c)
The transactions in the Shares by Enterprise Master Fund since the filing of Amendment No. 8 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.  The transactions in the Shares on behalf of Navigation Master Fund since the filing of Amendment No. 8 to the Schedule 13D are set forth on Schedule A and are incorporated herein by reference.

E.	Ramius Advisors

(a)
Ramius Advisors, as the investment advisor of each of Navigation Master Fund and RCG PB, may be deemed the beneficial owner of the (i) 403,845 Shares owned by Navigation Master Fund and (ii) 1,067,523 Shares owned by RCG PB.

Percentage: Approximately 5.2%.

(b)	1. Sole power to vote or direct vote: 1,471,368
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,471,368
4. Shared power to dispose or direct the disposition: 0

(c)
Ramius Advisors has not entered into any transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D.  The transactions in the Shares by Navigation Master Fund and RCG PB since the filing of Amendment No. 8 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 452521107

F.	Value and Opportunity Advisors

(a)	Value and Opportunity Advisors, as the investment manager of Value and Opportunity Master Fund may be deemed the beneficial owner of the 1,342,715 Shares owned by Value and Opportunity Master Fund.

Percentage: Approximately 4.8%.

(b)	1. Sole power to vote or direct vote: 1,342,715
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,342,715
4. Shared power to dispose or direct the disposition: 0

(c)
Value and Opportunity Advisors has not entered into any transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D.  The transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D on behalf of Value and Opportunity Master Fund are set forth on Schedule A and incorporated herein by reference.

G.	Ramius

(a)
Ramius, as the sole member of each of Value and Opportunity Advisors and Ramius Advisors, may be deemed the beneficial owner of the (i) 1,342,715 Shares owned by Value and Opportunity Master Fund, (ii) 403,845 Shares owned by Navigation Master Fund and (iii) 1,067,523 Shares owned by RCG PB.

Percentage: Approximately 9.99%.

(b)	1. Sole power to vote or direct vote: 2,814,083
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,814,083
4. Shared power to dispose or direct the disposition: 0

(c)
Ramius has not entered into any transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D.  The transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D on behalf of Value and Opportunity Master Fund, Navigation Master Fund and RCG PB are set forth on Schedule A and incorporated herein by reference.

H.	Cowen

(a)
Cowen, as the sole member of Ramius, may be deemed the beneficial owner of the (i) 1,342,715 Shares owned by Value and Opportunity Master Fund, (ii) 403,845 Shares owned by Navigation Master Fund and (iii) 1,067,523 Shares owned by RCG PB.

Percentage: Approximately 9.99%.

(b)	1. Sole power to vote or direct vote: 2,814,083
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,814,083
4. Shared power to dispose or direct the disposition: 0

CUSIP NO. 452521107

(c)
Cowen has not entered into any transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D.  The transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D on behalf of Value and Opportunity Master Fund, Navigation Master Fund and RCG PB are set forth on Schedule A and incorporated herein by reference.

I.	RCG Holdings

(a)
RCG Holdings, as a significant shareholder of Cowen, may be deemed the beneficial owner of the (i) 1,342,715 Shares owned by Value and Opportunity Master Fund, (ii) 403,845 Shares owned by Navigation Master Fund and (iii) 1,067,523 Shares owned by RCG PB.

Percentage: Approximately 9.99%.

(b)	1. Sole power to vote or direct vote: 2,814,083
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,814,083
4. Shared power to dispose or direct the disposition: 0

(c)
RCG Holdings has not entered into any transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D.  The transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D on behalf of Value and Opportunity Master Fund, Navigation Master Fund and RCG PB are set forth on Schedule A and incorporated herein by reference.

J.	C4S

(a)
C4S, as the managing member of RCG Holdings, may be deemed the beneficial owner of the (i) 1,342,715 Shares owned by Value and Opportunity Master Fund, (ii) 403,845 Shares owned by Navigation Master Fund and (iii) 1,067,523 Shares owned by RCG PB.

Percentage: Approximately 9.99%.

(b)	1. Sole power to vote or direct vote: 2,814,083
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,814,083
4. Shared power to dispose or direct the disposition: 0

(c)
C4S has not entered into any transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D.  The transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D on behalf of Value and Opportunity Master Fund, Navigation Master Fund and RCG PB are set forth on Schedule A and incorporated herein by reference.

K.	Messrs. Cohen, Stark, Strauss and Solomon

(a)
Each of Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, may be deemed the beneficial owner of the (i) 1,342,715 Shares owned by Value and Opportunity Master Fund, (ii) 403,845 Shares owned by Navigation Master Fund and (iii) 1,067,523 Shares owned by RCG PB.

Percentage: Approximately 9.99%.

CUSIP NO. 452521107

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 2,814,083
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 2,814,083

(c)
None of Messrs. Cohen, Stark, Strauss or Solomon has entered into any transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D.  The transactions in the Shares since the filing of Amendment No. 8 to the Schedule 13D on behalf of Value and Opportunity Master Fund, Navigation Master Fund and RCG PB are set forth on Schedule A and incorporated herein by reference.

(d)	No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

(e)	Not applicable.

CUSIP NO. 452521107

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  December 22, 2010

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
By: Ramius Value and Opportunity Advisors LLC,
       its investment manager

RAMIUS NAVIGATION MASTER FUND LTD
By: Ramius Advisors, LLC,
       its investment advisor

RAMIUS ENTERPRISE MASTER FUND LTD
By: Ramius Advisors, LLC,
       its investment advisor

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
By: Ramius LLC,
       its sole member

RAMIUS ADVISORS, LLC
By: Ramius LLC,
       its sole member

RAMIUS LLC
By: Cowen Group, Inc.,
       its sole member

RCG PB, LTD
By: Ramius Advisors, LLC,
       its investment advisor

COWEN GROUP, INC.

RCG HOLDINGS LLC
By: C4S & Co., L.L.C.,
        its managing member

C4S & CO., L.L.C.

By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	Authorized Signatory

/s/ Owen S. Littman
OWEN S. LITTMAN
As attorney-in-fact for Jeffrey M. Solomon, Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

CUSIP NO. 452521107

SCHEDULE A

Transactions in the Shares Since the Filing of Amendment No. 8 to the Schedule 13D

Shares of Common Stock (Sold)	Price Per Share($)	Date of Sale
RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
(5,964)	6.0000	12/15/2010
(22,378)	6.0500	12/16/2010
(11,928)	6.1000	12/20/2010
(597)	6.1024	12/20/2010
(195,627)	6.1000	12/21/2010
(8,951)	6.1551	12/21/2010
(7,746)	6.0458	12/22/2010
RAMIUS NAVIGATION MASTER FUND LTD
(1,794)	6.0000	12/15/2010
(6,731)	6.0500	12/16/2010
(3,588)	6.1000	12/20/2010
(179)	6.1024	12/20/2010
(58,840)	6.1000	12/21/2010
(2,692)	6.1551	12/21/2010
(2,339)	6.0458	12/22/2010
RCG PB, LTD
(4,742)	6.0000	12/15/2010
(17,791)	6.0500	12/16/2010
(9,484)	6.1000	12/20/2010
(474)	6.1024	12/20/2010
(155,533)	6.1000	12/21/2010
(7,117)	6.1551	12/21/2010
(6,155)	6.0458	12/22/2010